Exhibit 10.14

CONFIDENTIAL

DATED 5TH JULY, 2019

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT,

MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT

MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS

PRIVATE OR CONFIDENTIAL.

(1) CANCER RESEARCH TECHNOLOGY LIMITED

AND

(2) VARIAN BIOPHARMA LLC

 ______________________________

Licence
______________________________

CONFIDENTIAL

TABLE OF CONTENTS

1. INTERPRETATION	1
2. LICENCE	8
3. PERFORMANCE	10
4. CONSIDERATION	11
5. PAYMENT AND STATEMENT	13
6. ACCOUNTS	15
7. INTELLECTUAL PROPERTY MANAGEMENT	15
8. WARRANTY	17
9. INDEMNITY	18
10. INSURANCE	19
11. LIMITATION OF LIABILITY	19
12. CONFIDENTIALITY	20
13. TERM AND TERMINATION	21
14. EFFECTS OF TERMINATION	22
15. FORCE MAJEURE	24
16. ASSIGNMENT AND SUB-CONTRACTING	24
17. NOTICES	25
18. VARIATION	25
19. ENTIRE AGREEMENT	25
20. FURTHER ASSURANCE	25
21. WAIVER	26
22. SEVERABILITY	26
23. EXECUTION	26
24. ANNOUNCEMENTS AND USE OF NAMES	26
25. DISPUTE RESOLUTION AND GOVERNING LAW	26
26. CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	27

i

CONFIDENTIAL

THIS AGREEMENT is made 5th July.2019.

BETWEEN:

(1)	CANCER RESEARCH TECHNOLOGY LIMITED, a company registered in England and Wales under number 1626049 with registered office at Angel Building, 407 St John Street, London, EC1V 4AD, England (“CRT”); and

(2)	Varian Biopharma LLC, a company incorporated under the laws of Delaware with a principal place of business at 266 West End Avenue, New York, New York 10023, USA (the “Licencee”).

WHEREAS:

(A)	CRT is an oncology focused technology transfer and development company, which is wholly owned by the Charity (as defined below) and is responsible for the management and exploitation of the results derived from research funded by the Charity.

(B)	The Licencee is a development stage biopharma company focused on novel oncology and immunology treatments for devastating unmet medical needs.

(C)	CRT has conducted a programme of drug discovery research in relation to the atypical Protein Kinase C (“aPKC”) family of kinases and owns the associated intellectual property.

(D)	The Licencee and CRT have agreed to enter into a licence for the aPKC intellectual property on the following terms and conditions.

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement except where the context requires otherwise, the following words and expressions shall have the following meanings:

“Affiliate” means any person Controlling, Controlled by or under common Control with another entity.

“Affordable” means in relation to a Licenced Product: (i) a determination by the UK Pricing Authority that such Licenced Product should be used within the NHS; and/or (ii) approval by the UK Pricing Authority of the price proposed by the Licencee or its Sub-Licencee in relation to sales of that Licenced Product in the United Kingdom (or one or more constituent countries thereof).

“Agreement” means this agreement and each of the Schedules as amended from time to time in accordance with Clause 18.

“Annual Fee Preclinical” means the non-refundable sum of [***].

“Annual Fee NDA” means the non-refundable sum of [***].

“Arising Intellectual Property” means all Materials and Know How (other than that comprising Licenced Intellectual Property) conceived or generated after the Effective Date by or on behalf of the Licencee or its Sub-Licencees in the course of exercising the licence rights granted under Clause 2.1; and any Patent Rights which claim any such Materials and/or inventions described or comprised in such Know How.

“Arising Patents” means a Patent application claiming Arising Intellectual Property or any use thereof.

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“Business Day” means a day other than a Saturday, Sunday or any public holiday in England or any public holiday in the United States of America recognised by Federal law.

“Change of Control” means, with respect to a Party, (i) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (ii) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party. or (iii) the sale or other transfer to a Third Party of all or substantially all of such Party’s assets or all or substantially all of such Party’s assets.

“Charity” means Cancer Research UK, a company limited by guarantee (registered in England and Wales under number 4325234) and a charity (registered in England under number 1089464 and registered in Scotland under number 5C041666) of Angel Building, 407 St John Street, London, EC1V 4AD, United Kingdom.

“Combination Product” means any product that is sold by the or on behalf of the Licencee in a finished dosage form, or in a single package, containing the Licenced Product in combination with, or co-packaged with, one or more other active pharmaceutical ingredients.

“Commencement” means, in relation to a clinical trial, the date upon which administration of a Licenced Product to the first human subject has occurred, whether such subject is a healthy volunteer or a patient.

“Commercially Reasonable Efforts” means the efforts and resources commonly used by a company of a similar size and with similar resources to the Licencee (or, where applicable, its Sub-Licencee) for a product at a similar stage in its life cycle, taking into consideration its safety, efficacy, patent or other proprietary position, and all other relevant factors.

“Competent Authority” means any local or national agency, court, authority, department, inspectorate, minister, ministry official or public or statutory person (whether autonomous or not) of, or of any government of, any country having jurisdiction over the Agreement or either of the Parties or over the development or marketing of medicinal products such as the FDA or the European Medicines Agency.

“Confidential Information” means any information, in tangible or non-tangible form (including oral disclosure) including Know How, research and development plans, information relating to the customers, suppliers, business partners, clients, finances, business plans and products (in each case actual or prospective) of a Party, the terms of this Agreement, and any other technical or business information (whether or not marked as confidential), which is obtained by either Party from the other (or its representatives) pursuant to this Agreement. Licenced Know How shall be deemed the Confidential Information of each Party and each Party shall be deemed the “Receiving Party” with respect thereto.

“Control” means the possession (directly or indirectly) of fifty per cent (50%) or more of the voting stock or other equity interest of a subject entity with the power to vote, or the power in fact to control the management decisions of such entity through the ownership of securities or by contract or otherwise and “Controlling” and “Controlled by” shall be construed accordingly.

“CRT Reviewers” means any research institution(s) involved in the generation or development of the Licenced Intellectual Property, and that CRT is obliged to report to on the revenues received of Licenced Products and the revenues received by CRT pursuant to Clause 4; and as contemplated by Clause 16.2, any actual or potential royalty purchaser.

CONFIDENTIAL

“Development Plan” for the first [***] from the Effective Date shall mean the initial Development Plan annexed at Schedule 5. Thereafter, the Development Plan means a plan updated by the Licencee in accordance with Clause 3.4.4 which describes: (i) the Key Activities; (ii) the relevant timescales within which such Key Activities are anticipated to be taken; (ii) additional operational details including an overview of the information contained in regulatory filings such as Pre-IND, IND; and (iv) the Annual Reports. Such plan will reflect industry practice and describe the development of Licenced Products across a range of Oncology Indications. For the avoidance of doubt, the initial Development Plan annexed at Schedule 5 shall satisfy the requirements of this definition for the initial [***] only and not thereafter.

“Effective Date” means the date this Agreement is made.

“Enterprise Value” means the total value of the financial instruments representing ownership interests (equity) in a business entity plus the value of its debt or debt-related liabilities, minus any cash or cash equivalents available to meet those liabilities. All amounts will be calculated based on US GAAP (Generally Accepted Accounting Principles).

“Exclusive Arising Intellectual Property” has the meaning given in Clause 14.1.7(a).

“Executive Officers” means Chief Executive Officer of the Licencee, and the Chief Executive Officer of CRT or such other authorised officer of a Party as may be substituted from time to time upon the giving of written notice to the other Party.

“Existing Evaluating Company” means the company that currently has an agreement dated [***] with CRT to undertake an evaluation of the Licenced Materials.

“Expenses” means all reasonable and customary costs and expenses incurred from time to time by or on behalf of CRT in protecting any Licenced Intellectual Property or Arising Intellectual Property, including without limitation:

i.	all Patent Costs;

ii.	travel and other out-of-pocket expenditure;

iii.	courier charges and third party printing costs; and

iv.	any non-recoverable taxes or charges including Value Added Tax which may be imposed.

“Expert” means a suitably qualified independent expert appointed by agreement between the Parties. However, in the event that the Parties are unable to reach agreement within thirty (30) Business Days of either Party seeking in writing to the other to appoint such expert, each Party shall submit two (2) names to the President for the time being of the Association of the British Pharmaceutical Industry (or any successor body thereto), who shall select an individual from the names submitted.

“Extended Exclusivity Period” means any period during which one of the following subsists in respect of a Licenced Product: Orphan Drug Designation, paediatric designation, clinical trial data exclusivity or other exclusivity (excluding a Patent) granted by a Competent Authority beyond the expiry of the relevant Patent.

“FDA” means the United States Food and Drug Administration or any successor to it.

“Field” means the diagnosis, prevention or treatment of human disease.

“First Commercial Sale” means, with respect to a Licenced Product, the first transfer or disposition for value of such Licenced Product to a Third Party, after all relevant Regulatory Authorisations for the transfer or disposition of such Licenced Product have been obtained in respect of the relevant region or country.

CONFIDENTIAL

“Force Majeure” means in relation to either Party any event or circumstance which is beyond the reasonable control of that Party and results in or causes the failure of that Party to perform any or all of its obligations under this Agreement including act of God, lightning, fire, storm, flood, earthquake, strike, lockout or other industrial disturbance, war, terrorist act, blockade, revolution, riot, insurrection, civil commotion, public demonstration, sabotage, act of vandalism, explosion, provided that lack of funds shall not be interpreted as a cause beyond the reasonable control of that Party.

“IND” means an investigational new drug application filed with the FDA, or the equivalent application or filing filed with any equivalent Competent Authority outside the United States of America (including any supranational agency such as the European Medicines Agency) necessary to commence human clinical trials in such jurisdiction.

“Indemnified Parties” means CRT, the Charity, any academic institutions whose intellectual property and/or Know How has been comprised in the Licenced Intellectual Property and their respective officers, employees and agents.

“Indication” means a disease classification as defined within the ‘International Statistical Classification of Diseases and Related Health Problems’ as published from time to time by the World Health Organization (e.g. “C50 Malignant neoplasm of Breast”, “C92 Myeloid leukaemia”, “B20 Human immunodeficiency virus [HIV] disease resulting in infectious and parasitic diseases” and “M34 Systemic sclerosis”).

“Intellectual Property” means Materials, Patents and Know How.

“IP Strategy” means the filing, prosecution and/or maintenance of the Patents.

“Key Activity” means any of the following in relation to a Licenced Product:

i.	significant research activity related to biological processes that a Licenced Product would or could affect, including, but not limited to, animal studies;

ii.	active preclinical work required for any contemplated clinical trial, including any toxicology or pharmacokinetic work;

iii.	active planning, for up to a maximum of [***] (or such longer period as may be agreed upon by CRT and the Licencee, such agreement not to be unreasonably withheld) of a clinical trial (or in the event of issues arising with a Competent Authority in relation to a clinical trial, active negotiation with such Competent Authority and/or replanning of the clinical trial);

iv.	actively seeking to obtain the necessary IND or other approvals to carry out a clinical trial;

v.	active enrolment of patients into, or participation of patients in, a clinical trial, where relevant in accordance with the protocol in order to determine if the primary end point has been met;

vi.	active monitoring, analysis or reporting on the data arising from a clinical trial where relevant in accordance with the protocol in order to determine if the primary end point has been met;

CONFIDENTIAL

vii.	manufacture or formulation of a Licenced Product for use in a clinical trial, including active process development work in support of planned manufacture; and

viii.	preparation for and making submissions to regulatory agencies for an NDA or awaiting the outcome of such submission.

“Know How” means technical and other information, including, ideas, concepts, inventions, discoveries, data, formulae, algorithms, specifications, clinical data, information relating to Materials (including biological and chemical structures and functions as well as methods for synthesising chemical compounds), procedures for experiments and tests, results of experimentation and testing, results of research and development including laboratory records and data analyses. Information in a compilation or a compilation of information may be Know How notwithstanding that some or all of its individual elements are in the public domain.

“Licenced Intellectual Property” means the Licenced Know How, Licenced Patents and Licenced Materials.

“Licenced Know How” means the Know How described in Schedule 2.

“Licenced Materials” means the Materials described in Schedule 3.

“Licenced Patents” means: (i) the Patents detailed in Schedule 1; (ii) any Patents filed by the Licencee on or after the Effective Date claiming any part of the Licenced Materials and/or any inventions described or comprised within the Licenced Know How; and (iii) any Patents claiming priority from the Patents described in (i) and (ii).

“Licenced Product” means any product: (i) which falls within the scope of one or more Valid Claims of any of the Licenced Patents in the relevant country or territory; and/or (ii) developed using or incorporating any part of the Licenced Intellectual Property, including any metabolites, prodrugs, salts, hydrates, solvates, esters, intermediates, polymorphs, isomers, analogues and derivatives, which are developed by or on behalf of the Licencee or its Sub-Licencees.

“Major Markets” means [***].

“Materials” means any chemical or biological materials including any: organic or inorganic element or compound; nucleotide or nucleotide sequence including DNA and RNA sequences; gene; vector or construct including plasmids, phages, bacterial vectors, bacteriophages and viruses; host organism including bacteria, fungi, algae, protozoa and hybridomas; eukaryotic or prokaryotic cell line or expression system or any development strain or product of that cell line or expression systems; protein including any peptide or amino acid sequence, enzyme, antibody or protein conferring targeting properties and any fragment of a protein or a peptide enzyme or antibody; drug or pro-drug; assay or reagent; any other genetic or biological material or micro-organism or any transgenic animal; and any physical property rights relating to any of the foregoing.

“Milestone Events” has the meaning given in Clause 4.2.

“Milestone Payments” has the meaning given in Clause 4.2.

CONFIDENTIAL

“NDA” means an application for approval to market a product commercially such as the New Drug Application filed pursuant to the requirements of the FDA, as more fully defined in 21 CFR.§ 314.3 et seq, or a Biologics Licence Application filed pursuant to the requirements of the FDA, as more fully defined in 21 CFR § 601, or a Marketing Authorisation application filed pursuant to the requirements of European Directive 2001/ 83/ EC, or any equivalent or similar application filed with any other Competent Authority in any country or region in the Territory, together, in each case, with all additions, deletions or supplements thereto.

“Net Revenue” means the aggregate sums received by CRT in respect of any commercial exploitation of a Licenced Product, after the deduction of all Expenses.

“Net Sales” means the gross amount invoiced on account of sales of Licenced Product by the Licencee or any of its Affiliates or Sub-Licencees in the Territory (but not including sales between the Licencee, its Affiliates or Sub-Licencees where the Licenced Product is intended for resale) less the following deductions directly relating to such sales of Licenced Product:

[***]

The Net Sales of a Combination Product, for the purposes of determining royalty payments, shall be determined by [***].

For purposes of this definition, the Licenced Product shall be considered “sold” and “deductions” allowed when recorded as invoiced in the Licencee’s, its Affiliate’s or Sub-Licencee’s financial statements prepared in accordance with the relevant accounting standards.

“NHS” means the National Health Service in England and Wales (or any successor organisation thereto).

“Non-Topical Licenced Product” means any Licenced Product which is not a Topical Licenced Product.

“Oncology Indication” means an Indication in the range COO – D48 (e.g. “C50 Malignant neoplasm of Breast”, “C92 Myeloid leukaemia”).

“Orphan Drug Designation” means designation as an orphan drug or equivalent under relevant national or other applicable regulations and/or legislation in any part of the world, including under the US Orphan Drug Act of 1983 or Orphan Drug Regulation 141/2000 in the European Union.

“Parties” means CRT and the Licencee and “Party” shall mean any of them.

“Patent Costs” means any costs and expenses incurred in filing, prosecuting, maintaining, defending and enforcing the Patents, including official filing, prosecution, maintenance and renewal fees, patent attorney, translation, legal and other professional fees and expenses and costs and expenses associated with any opposition or interference action.

“Patents” means any patent applications, patents, author certificates, inventor certificates, utility models, and all foreign counterparts of them and includes all priority applications, divisionals, renewals, continuations, continuations-in-part, extensions, reissues, substitutions, confirmations, registrations, revalidations, re-examinations and additions of or to them, as well as any Supplementary Protection Certificate, or any like form of protection.

“Phase I Trial” means a clinical trial in which a Licenced Product is administered to human subjects at multiple dose levels with the primary purpose of determining safety, metabolism, and pharmacokinetic and pharmacodynamic properties of the Licenced Product, and consistent with 21 CFR § 312.21(a) and any microdosing clinical trial conducted pursuant to the FDA’s 2006 Guidance on Exploratory Investigational New Drugs or any equivalent arrangements.

“Phase II Trial” means a clinical trial of a Licenced Product in human patients, the principal purposes of which are to make a preliminary determination that the Licenced Product is safe for its intended use, to determine its optimal dose, and to obtain sufficient information about the Licenced Product’s efficacy to permit the design of Phase Ill Trials, and consistent with 21 CFR 312.21(b).

CONFIDENTIAL

“Phase III Trial” means a human clinical trial of a Licenced Product, which trial is designed: (a) to establish that the Licenced Product is safe and efficacious for its intended use; (b) to define warnings, precautions and adverse reactions that are associated with the Licenced Product in the dosage range to be prescribed; and (c) consistent with 21 CFR § 312.21(c). Any Phase II Trial that is adapted to be a larger scale trial and to function as a pivotal trial for the purpose of obtaining Regulatory Authorisation of a Licenced Product, shall be deemed a Phase III Trial.

“Price Approval” means, in those countries in the Territory where a Competent Authority may approve or determine pricing and/or pricing reimbursement for pharmaceutical products, such approval or determination.

“Progress Report” means a written report produced by the Licencee in respect of: (i) the progress of development of Licenced Products against the current Development Plan; (ii) the progress of any applications for Regulatory Authorisation and (where relevant) Price Approvals; and (iii) the progress of and plans for marketing and sale of Licenced Products.

“Quarter” means any of the three-monthly periods commencing on the first day of any of the months of January, April, July, and October in any year and “Quarterly” has a corresponding meaning.

“Regulatory Authorisations” means all authorisations, approvals, clearances, and licences of a Competent Authority (including an NDA) that may be required in any country of the Territory prior to commercial sale of the relevant Licenced Product in the Field, including any necessary variations thereto, but excluding any Price Approvals.

“Sub-Licencee” means a person to whom a sub-licence is granted in accordance with Clause 2.4 in respect of the whole or any part of the rights granted under this Agreement.

“Sub-Licence Revenue” means [***].

“Supplementary Protection Certificate” means a right based on a patent pursuant to which the holder of the right is entitled to exclude third parties from using, making, having made, selling or otherwise disposing or offering to dispose of, importing or keeping the product to which the right relates, such as supplementary protection certificates in Europe, and any similar right anywhere in the world.

“Term” means the term of this Agreement determined in accordance with Clause 13.1.

“Territory” means worldwide.

“Third Party” means a person other than a Party.

“Third Party Service Provider” means a Third Party who provides research, development, consultancy and/or manufacturing services to the Licencee or its Affiliate or Sub-Licencee in connection with Licenced Products, including contract research organisations, universities and hospitals. However, a Tobacco Party may not act as a Third Party Service Provider.

“Tobacco Party” means any person: (i) who develops; sells or manufactures tobacco products; and/ or (ii) which makes the majority of its profits from the importation, marketing, sale or disposal of tobacco products. Furthermore, Tobacco Party shall include any person that is Controlled by or under common Control with any such person.

“Topical Licenced Products” means a Licenced Product comprising a pharmaceutical composition administered to the surface of the skin of a subject.

CONFIDENTIAL

“UK Pricing Authority”, means any supra-national, national or regional government department, authority, agency or entity (including a non-departmental public body or similar entity) with responsibility for evaluating the cost effectiveness of medicinal products in the United Kingdom (or one or more constituent countries thereof) or otherwise determining whether the NHS (or constituent parts thereof) should purchase medicinal products.

“Valid Claim” means a claim of any Patent which has not expired, been withdrawn, abandoned or surrendered or been refused, revoked or held invalid in an unappealed or unappealable final decision rendered by a court or other governmental agency of competent jurisdiction in the relevant country or territory.

“Year” means a calendar year.

1.2	In this Agreement:

1.2.1	unless the context requires otherwise, all references to a particular Clause, paragraph or Schedule shall be references to that clause, paragraph or schedule, in or to this Agreement;

1.2.2	the table of contents and headings are inserted for convenience only and shall be ignored in construing this Agreement;

1.2.3	unless the contrary intention appears, words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;

1.2.4	unless the contrary intention appears, words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust association, organisation or other entity, in each case whether or not having separate legal personality;

1.2.5	references to the words “include” or “including” shall be construed without limitation to the generality of the preceding words.

2.	LICENCE

2.1	Subject to the provisions of this Agreement, CRT hereby grants the Licencee an exclusive licence under the Licenced Intellectual Property to research, develop, use, keep, make, have made, import, sell and otherwise exploit Licenced Products, including Topical Licenced Products and Non-Topical Licenced Products, in the Field in the Territory.

2.2	The Licencee shall not do or procure or purport to authorise the doing of any act within the scope of the Licenced Intellectual Property other than as permitted in this Agreement. No licence to use any Intellectual Property is granted or implied to either Party except the rights expressly granted in this Agreement.

2.3	The Licencee hereby grants CRT (a) a non-exclusive, fully paid up, sub-licensable, worldwide, licence to use the Licenced Intellectual Property and knowhow to enable CRT to grant the rights necessary for the Existing Evaluating Company to evaluate the Licenced Materials to the extent necessary for such Existing Evaluating Company to complete its evaluation of the Licenced Materials and; (b) a non-exclusive, fully paid up, sub-licensable, worldwide, perpetual, irrevocable, licence to use the Licenced Intellectual Property for non-commercial academic research use. If CRT becomes aware of any Patents related to the Licenced Products arising from such evaluation or non-commercial academic research use rights granted under this clause 2.3 (“New IP”), CRT shall use reasonable efforts to make the Licencee aware of such New IP and to the extent CRT controls such New IP and the New IP is unencumbered, CRT shall, if requested by the Licencee in writing, enter into good faith negotiations with the Licencee to grant a Licence to such New IP on terms to be agreed and consistent with pharmaceutical industry standards.

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2.4	The Licencee shall be entitled to grant sub-licences (through multiple tiers) in respect of the rights granted under this Agreement, provided that with respect to any sub-licence granted to an entity:

2.4.1	prior to grant it informs CRT in writing of the terms of any sub-licence proposed to be entered into and the identity of the proposed Sub-Licencee. The Licencee undertakes to contractually oblige any Sub-Licencee to whom it sub-licences any such Licenced Products and/or the Licenced Intellectual Property to give an undertaking which substantially replicates the one set out in this Clause 2.4.1 i.e. prior to grant it informs CRT in writing of the terms of any sub-licence proposed to be entered into and the identity of the proposed Sub-Licencee;

2.4.2	any sub-licence granted by the Licencee shall be expressed to terminate automatically on the termination of this Agreement for any reason. In the event this Agreement is terminated for any reason, including but not limited to breach or insolvency, CRT will negotiate with any such sub-Licence holder to obtain a direct licence under CRT’s rights in the Licenced Products and/or the Licenced Intellectual Property to the extent such terms and conditions arise from or apply to the grant of rights and Licences from the Licencee to sub-Licencee under the any sub-Licence agreement, including all payment and termination provisions of the CRT Agreement (the “Stand-By Licence”). The Stand-By Licence will be concluded under similar terms and conditions as the ones granted initially to the Licencee under this Agreement, except for the provisions otherwise to be negotiated or agreed in principal in good faith with any such sub-Licencee; provided, that CRT will grant such rights and Licences only after this Agreement first terminates or otherwise ceases to be in effect for any reason, whether or not in connection with any laws governing an insolvency, reorganization, bankruptcy, liquidation or winding up of the Licencee as applicable. Nothing in this clause 2.4.2 shall affect, modify or diminish in any way, any of CRT’s rights or remedies relating to breaches of this Agreement by the Licencee.

2.4.3	the Licencee shall ensure that there are included in the terms of any sub-licence substantially equivalent obligations and undertakings on the part of the Sub-Licencee to those applying to the Licencee in this Agreement (except this Clause 2.4.3 including Clause 3 (performance), Clause 7.11 (patent enforcement), Clause 9.1 (indemnity), Clause 12 (confidentiality) and Clause 14.1.7 (CRT’s rights on termination) and shall further ensure that all Sub-Licencees duly comply with the same;

2.4.4	within [***] of the grant of any sub-licence by the Licencee, the Licencee shall provide CRT with a copy of such sub-licence at the Licencee’s expense, which copy may be redacted of information that is reasonably not related to the Licencee’s obligations hereunder; and

2.4.5	no sub-licence shall be granted to a Tobacco Party; and

2.4.6	the sub-licence shall be entered into on an arms-length basis reflecting the market value of the rights granted.

The foregoing obligations shall not apply in relation to contracts the Licencee enters into with Third Party Service Providers, provided that: (a) such contracts relate to the provision of services to the Licencee or a Sub-Licencee in connection with the Licenced Products; and (b) no rights are granted to the Third Party Service Provider to: (i) research, develop or manufacture its own products; or (ii) sell the Licencee’s Products.

2.5	Any breach of Clause 2.4 shall be deemed to be a material breach.

2.6	The grant of any sub-licence shall be without prejudice to the Licencee’s obligations under this Agreement. Any act or omission of any Sub-Licencee which, if it were the act or omission of the Licencee would be a breach of any of the provisions of this Agreement, will be deemed to be a breach of this Agreement by the Licencee who will be liable to CRT accordingly.

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3.	PERFORMANCE

3.1	The Licencee will use Commercially Reasonable Efforts to:

3.1.1	develop one or more Topical Licenced Products and one or more Non-Topical Licenced Products suitable for use in human clinical trials according to the Development Plan. Successful fundraising and initiation of development of a Non-Topical Licenced Product in line with the current Development Plan within [***] from the Effective Date will be considered a Commercially Reasonable Effort towards the development of a Non-Topical Licenced Product for the initial [***] period from the Effective Date.

3.1.2	pursue Regulatory Authorisation and (where applicable) Price Approvals in each of the Major Markets for those Licenced Products in clinical development;

3.1.3	subject to receipt of applicable Regulatory Authorizations and (where applicable) Price Approvals, introduce and commercialise each Licenced Product; and

3.1.4	without prejudice to the generality of the foregoing, develop and commercialise tat least one Topical Licenced Product and one Non-Topical Licenced Product with an application in an Oncology Indication.

3.2	The Licencee will use Commercially Reasonable Efforts to make each Licenced Product available throughout [***] within [***] of launching such Licenced Product in any other country in the Territory, and subject to receipt of Regulatory Authorisation and Price Approval in the United Kingdom.

3.3	In the event that a Licenced Product is launched or ready to be launched in the United Kingdom, the Licencee will use Commercially Reasonable Efforts to ensure that such Licenced Product is made available throughout the United Kingdom at an Affordable Price.

3.4	The Licencee shall:

3.4.1	provide CRT with a Progress Report at least once every [***] for the first [***] following the Effective Date and [***] after the date upon which administration of a Licenced Product to the first human subject has occurred;

3.4.2	promptly respond to any reasonable queries that CRT may have from time to time following receipt of a Progress Report;

3.4.3	at CRT’s reasonable request, meet from time to time with CRT (either in person or by teleconference if a face-to-face meeting is not practical) to discuss the content of a particular Progress Report; and

3.4.4	update the Development Plan and provide a copy of the same to CRT at least once every [***] for the first [***] following the Effective Date and [***] thereafter.

3.5	The Licencee shall use Commercially Reasonable Efforts to seek to raise investment during the Term. The Licencee will use Commercially Reasonable Effort to raise monies from investors as described in Schedule 6 to discharge its obligations under this Agreement (including pursuant to Clause 3 and Clause 4). The Licencee will keep CRT reasonably apprised of progress with such fundraising activities. Further, the Licencee shall assure that all regulations, rules and laws governing such fundraising are complied with and that such funds will only be used in the furtherance of the Licensee’s corporate purpose and business plan.

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3.6	If at any time during the course of the development or commercialisation of a Topical Licenced Product or a Non-Topical Licenced Product, the Licencee fails to meet one or more of its obligations under Clauses 3.1 to 3.5 inclusive in relation to such Topical Licenced Product or Non-Topical Licenced Product for a period of [***] or more, then CRT shall have the right to give written notice to the Licencee requesting detailed written justification for such failure and the Licencee shall provide such detailed written justification to CRT within [***] of the date of CRT’s request and shall take substantive steps to remedy such failure within [***] of the date of CRT’s request. If the Licencee fails to provide such justification to CRT within [***] of the date of CRT’s request and/or take substantive steps to remedy such failure within [***] of the date of CRT’s request, then, on notice by CRT to the Licencee (to be given in CRT’s sole discretion), the relevant provisions of Clause 13 shall apply. Any dispute between the Parties as to whether a diligence failure has arisen or whether substantive steps have been taken to remedy a diligence failure shall be resolved by the Expert.

4.	CONSIDERATION

4.1	For the first [***] from the Effective Date, the Licencee shall pay the Annual Fee Preclinical to CRT within [***] of each anniversary of the Effective Date. From the [***] from the Effective Date until the first submission of an NDA, the Licencee shall pay the Annual Fee NDA to CRT within [***] of the Effective Date. The Annual Fee Preclinical and the Annual Fee NDA shall not be creditable against any other payment due under this Agreement.

4.2	The Licencee shall pay the following payments (“Milestone Payments”) to CRT upon the first occurrence of each of the following events (“Milestone Events”):

4.2.1	in relation to a Topical Licenced Product:

(a)	Commencement of a Phase II Trial, [***];

(b)	Commencement of a Phase III Trial, [***];

(c)	acceptance of an NDA by the FDA in the United States of America, [***];

(d)	acceptance of an NDA by the European Medicines Agency in the European Union, [***];

(e)	the aggregate worldwide Net Sales of all Topical Licenced Products exceeding [***] in a calendar year, the sum of [***];

(f)	the aggregate worldwide Net Sales of all Topical Licenced Products exceeding [***] in a calendar year, the sum of [***];

4.2.2	in relation to a Non-Topical Licenced Product:

(a)	Commencement of a Phase II Trial for each of the first and second Indications, [***];

(b)	Commencement of a Phase III Trial for each of the first and second Indications, [***];

(c)	acceptance of an NDA by the FDA for each of the first and second Indications in the United States of America, [***];

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(d)	acceptance of an NDA by the European Medicines Agency for each of the first and second Indications in the European Union, [***];

(e)	the aggregate worldwide Net Sales of all Non-Topical Licenced Products exceeding [***] in a calendar year, the sum of [***];

(f)	the aggregate worldwide Net Sales of all Non-Topical Licenced Products exceeding [***] in a calendar year, the sum of [***];

(g)	the aggregate worldwide Net Sales of all Non-Topical Licenced Products exceeding [***] in a calendar year, the sum of [***];

A Milestone Event may be triggered by the actions of the Licencee, its Sub-Licencees or any person acting on behalf of the Licencee or its Sub-Licencees (including an Affiliate of either of them). Milestone Events may be triggered by the second and any subsequent Licenced Products in respect of an Indication, unless such Milestone Event has already been triggered by a preceding Licenced Product in that Indication. Upon the occurrence of each Milestone Event in respect of an Indication, any Milestone Event listed before it in this Clause 4 which has not occurred shall be deemed to have occurred in relation to that Indication; provided, that the foregoing sentence shall not apply with respect to the Milestone Events described in Clauses 4.2.1(c), 4.2.1(d), 4.2.2(c), or 4.2.2(d), each of which Milestone Events needs to be achieved before becoming payable. An NDA may be submitted in respect of the entire European Union (through a Competent Authority such as the European Medicines Agency) or in respect of one or more individual countries within the European Union (through the Competent Authorities of each such country).

4.3	Subject to Clause 4.5, the Licencee shall pay to CRT:

4.3.1	[***] of Sub-Licence Revenue, if the relevant sub-licence is granted by the Licencee prior to the Commencement of a Phase I Trial; and

4.3.2	[***] of Sub-Licence Revenue, if the relevant sub-licence is granted by the Licencee after Commencement of a Phase I Trial and prior to the Commencement of a Phase III Trial; and

4.3.3	[***] of Sub-Licence Revenue, if the relevant Sub-Licence is granted by the Licencee on or after the Commencement of a Phase III Trial.

4.4	Any agreement the Licencee enters into that results in a change of Control must be on and arm’s length basis and for full market price value per US GAAP.

4.4.1	In the event that a Third Party, a Sub-Licencee, or an Affiliate of a Party or a Sub-Licencee acquires Control of the Licencee, CRT shall be entitled to receive forthwith upon completion of the acquisition:

(a)	if such change of Control completes before the commencement of a Phase II clinical trial, the Licencee will pay a sum equivalent of [***] to CRT; or

(b)	if such change of Control completes after the commencement of a Phase II clinical trial and if the Enterprise Value is [***], the Licencee will pay a sum equivalent of [***]to CRT; or

(c)	if such change of Control completes after the commencement of the Phase II clinical trial and if the Enterprise Value is [***], the Licencee will pay [***] to CRT.

4.5	The Licencee shall pay royalties to CRT on a Licenced Product by Licenced Product, and country by country basis until the later of:

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4.5.1	[***];

4.5.2	[***]; and

4.5.3	[***].

4.6	The following royalty rates shall apply to the respective tiers of aggregate Net Sales of all Licenced Products achieved across all Indications in a given Year:

4.6.1	[***]; and

4.6.2	[***].

Notwithstanding the foregoing, (a) if the Licencee is required to, and obtains a licence under any Intellectual Property from any third party(ies) in order to make, have made, use, offer to sell, sell or import Licenced Product ( “Additional Third Party Licences”), [***] of the consideration (including upfront payments, licence fees, milestone payments and royalties) actually paid under such Additional Third Party Licences by the Licencee in connection with the manufacture, use, sale or import, as applicable, of Licenced Product shall be creditable against the royalty payments due CRT by the Licencee with respect to the sale of Licenced Product; and (b) if there is no Valid Claim of a Licenced Patent claiming the composition of matter of a given Licenced Product in a given country, then the royalties payable in connection with such Licenced Product and country shall be reduced by [***]. However, the royalty due to CRT under this clause will not be reduced to lower than [***] if the royalty rate under Clause 4.6.1 applies or [***] if the royalty rate under Clause 4.6.2 applies. For the avoidance of doubt, if both subclauses (a) and (b) above apply, in no event shall the royalties owed by the Licencee to CRT for a particular Licenced Product be reduced to [***] if Clause 4.6.1 applies or [***] if Clause 4.6.2 applies.

4.7	In the event that any Milestone Event is triggered by a Sub-Licencee, the Licencee shall pay to CRT the greater of the Milestone Payment due under Clause 4.2 or the payment due in respect of such Milestone Event under Clause 4.3 (if any) but not both.

5.	PAYMENT AND STATEMENT

5.1	All payments due to CRT under this Agreement shall be made in United States Dollars (USD) in cleared funds to the following bank account:

[***]

or such other account as CRT may notify the Licencee from time to time.

5.2	The Licencee shall pay to CRT:

5.2.1	the Annual Fee on the dates specified in Clause 4.1;

5.2.2	the Milestone Payments within sixty (60) days of the Milestone Event occurring;

5.2.3	CRT’s share of Sub-Licence Revenue due under Clause 4.3 Quarterly within sixty (60) days of the end of the Quarter in which such Sub-Licence Revenue is received by the Licencee;

5.2.4	the royalties due pursuant to Clause 4.4 Quarterly within sixty (60) days of the end of each Quarter in which the relevant Net Sales is invoiced by the Licencee or a Sub-Licencee; and

5.2.5	Patent Costs as specified in Clause 7.1.

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5.3	Where Licenced Products are sold or Sub-Licence Revenue is received in a currency other than United States Dollars (USD), the rate of exchange to be used for converting such other currency into United States Dollars (USD) shall be the relevant mid-spot rate quoted by the Financial Times on the last Business Day of the Quarter to which they relate.

5.4	All costs of transmission and currency conversion shall be borne by the Licencee.

5.5	All payments to CRT under this Agreement are expressed to be exclusive of value added tax howsoever arising, and the Licencee shall pay to CRT in addition to those payments or, if earlier, on receipt of a tax invoice or invoices from CRT, all value added tax for which CRT is liable to account in relation to any supply made or deemed to be made for value added tax purposes pursuant to this Agreement.

5.6	All sums payable under this Agreement shall be paid without deduction or deferment in respect of any disputes or claims whatsoever and in respect of any taxes except any tax which the Licencee is required by law to deduct or withhold. If the Licencee is required by law to make any such tax deduction or withholding, the Licencee shall give reasonable assistance to CRT to claim exemption from or (if that is not possible) a credit for the deduction or withholding under any applicable double taxation or similar agreement from time to time in force, and shall promptly give CRT proper evidence as to the deduction or withholding and payment over of the tax deducted or withheld.

5.7	Where CRT does not receive payment of any sums due to it by the due date, interest shall accrue both before and after any judgement on the sum due and owing to CRT at the rate equivalent to an annual rate of [***] over the then current base rate of Natwest Bank Plc, calculated on a daily basis, until the full amount is paid to CRT, without prejudice to CRT’s right to receive payment on the due date.

5.8	Within sixty (60) days after the end of each Quarter, the Licencee shall send to CRT a written statement detailing in respect of that Quarter (including a nil report if appropriate):

5.8.1	any Milestone Events achieved by it or any Sub-Licencee and any Milestone Payments which became due to CRT;

5.8.2	for each sub-licence, details of each item of Sub-Licence Revenue received by the Licencee during that Quarter and the Sub-Licence Revenue payable to CRT thereon;

5.8.3	the quantity of each type of Licenced Product sold or otherwise disposed of by the Licencee or any Sub-Licencees or their Affiliates in each country in the Territory;

5.8.4	the Net Sales in respect of each such type of Licenced Product in each country of the Territory;

5.8.5	the aggregate Net Sales in respect of that Quarter for Licenced Product;

5.8.6	the type and value of deductions made in the calculation of Net Sales by type of Licenced Product and country;

5.8.7	subject to Clause 5.3, any currency conversions, showing the rates used;

5.8.8	any further information necessary for the calculation of Sub-Licence Revenue and Net Sales of Licenced Products and/or the royalties due to CRT; and

5.8.9	the amount of the royalties due to CRT in respect of that Quarter.

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5.9	The Licencee shall notify CRT in writing of the occurrence of any Milestone Event within sixty (60) days of the same if achieved by the Licencee and within sixty (60) days of becoming aware of the same if achieved by the Sub-Licencee.

6.	ACCOUNTS

6.1	The Licencee shall:

6.1.1	keep and notwithstanding the expiry or termination of this Agreement, maintain and shall procure that each Sub-Licencee keeps and maintains, for at least three (3) years from the date to which such records relate, true and accurate accounts and records (including any underlying documents supporting such accounts and records) in sufficient detail to enable the amount of all sums payable under this Agreement to be determined; and

6.1.2	during the Term and thereafter until the said period of three (3) years relevant to the accounts and records has expired, at the reasonable request of CRT, upon not less than thirty (30) days written notice, and (subject to Clause 6.2) at the expense of CRT from time to time but no more than once a year and once per set of records, permit or procure permission for a qualified accountant nominated by CRT, and reasonably acceptable to the Licencee (and that has entered into an appropriate confidentiality agreement with the Licencee) to inspect and audit those accounts and records. Subject to receiving not less than thirty (30) days written notice, the Licencee shall at the request of CRT assemble in one location all such relevant accounts and records of the Licencee and Sub-Licencees. Such accountant shall only report whether or not payments were properly paid in respect of that Quarter or Year under this Agreement and are accurate and shall provide its findings to both CRT and the Licencee and shall provide the Licencee a reasonable opportunity to respond.

6.2	If, following any inspection pursuant to Clause 6.1.2, CRT’s nominated accountant confirms to CRT that the payments in respect of any Quarter or Year fall short of the sums which were properly payable in respect of that Quarter or Year under this Agreement, CRT shall send a copy of the certificate to the Licencee and the Licencee shall (subject to Clause 6.3) within thirty (30) days of the date of receipt of the certificate pay the shortfall to CRT and, if the shortfall exceeds [***], the Licencee shall also reimburse to CRT the reasonable costs and expenses of CRT in making the inspection.

6.3	If within thirty (30) days of the date of receipt by the Licencee any certificate produced pursuant to Clause 6.2 the Licencee notifies CRT in writing that it disputes the certificate, the dispute shall be referred for resolution by the Expert in accordance with sub-Clause 25.1.

7.	INTELLECTUAL PROPERTY MANAGEMENT

7.1	All Patent Costs incurred after the Effective Date shall be met solely by the Licencee.

7.2	The ownership of the Licenced Patents shall (as between the Parties) at all times remain vested solely in CRT.

7.3	Subject to Clauses 7.4, 7.5 and 7.6, the Licencee shall be responsible for the Licenced Patents’ IP Strategy in CRT’s sole name with the aim of maximising the duration and scope thereof.

7.4	The Licencee shall discuss the Licenced Patents’ and Arising Patents’ IP Strategy with CRT and shall take into consideration all comments received from CRT in a timely manner in respect thereof.

7.5	The Licencee shall keep CRT reasonably informed in writing as to the Licenced Patents’ IP Strategy and shall promptly provide CRT with a copy of all submissions made to or responses received from the relevant patent offices and all correspondence to and responses received from the relevant patent agent in relation to the Licenced Patents in each applicable country of the Territory. The Licencee shall notify CRT at least three (3) months prior to any restriction of scope of any of the Licenced Patents.

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7.6	If the Licencee elects not to prosecute and/or maintain any part of the Licenced Patents, the Licencee shall notify CRT in writing at least three (3) months prior to the expiration of any applicable time bars. During the aforementioned three (3) months’ notice period, the Licencee shall retain the responsibility for the Licenced Patents’ IP Strategy in respect of the Licenced Patents identified in such notice. On the expiry of such notice period:

7.6.1	the licence granted pursuant to Clause 2.1 shall terminate in respect of the Licenced Patents identified in such notice; and

7.6.2	the Licencee shall, at CRT’s request, promptly transfer to CRT (or any person nominated by CRT) any and all documents and information in the Licencee’s control relating to such Licenced Patents; and

7.6.3	CRT shall have the responsibility for the Licenced Patents’ IP Strategy in respect of the Licenced Patents identified in such notice, at its sole discretion and shall be free to grant rights thereunder to any person without further reference to the Licencee.

7.7	The Licencee will notify CRT in writing promptly that any claim is made or threatened against the Licencee, a Sub-Licencee or an Affiliate of either of them by any person that the exercise by the Licencee, a Sub-Licencee or an Affiliate of either of them, of the rights granted pursuant to this Agreement infringe any patent or other rights of any Third Party.

7.8	In the event of the circumstances described in Clause 7.7 arising, the Licencee shall use Commercially Reasonable Efforts to terminate such infringement or otherwise to remedy the position and shall report to CRT on the steps taken.

7.9	Each Party will promptly notify the other Party in writing as soon as it becomes aware of any infringement or suspected infringement by a Third Party of any of the Licenced Patents or any unauthorised use of the Licenced Know How or the Licenced Materials.

7.10	Provided the Licencee has a licence under this Agreement in relation to the relevant Licenced Patent and country (and where local law permits), within such country the Licencee may:

7.10.1	at its own cost and subject to Clause 7.11, bring proceedings in its own name or, if required by law, jointly with CRT, for infringement of the Licenced Patents in the Field; and

7.10.2	in any such proceedings settle any claim for infringement of the Licenced Patents in the Field, provided it obtains the prior written consent of CRT (which shall not be unreasonably withheld or delayed).

Any damages, profits, and awards of whatever nature recovered by the Licencee for such infringement shall be treated as Net Sales subject to a deduction for the Licencee’s reasonable external legal expenses insofar as these are not recovered from a third party. In any such proceedings, CRT shall, at the Licencee’s cost, promptly provide the Licencee with all documents and assistance as the Licencee may reasonably require. The Licencee shall promptly provide CRT with notice of such proceedings and keep CRT regularly informed of progress and promptly provide CRT with such information as CRT may require including copies of all documents filed at court in the proceedings. If CRT is joined to proceedings pursuant to Clause 7.10.1 or otherwise, the Licencee shall indemnify and hold harmless CRT, the Charity any university or academic research institute from which Licenced Intellectual Property arises and their respective officers, directors, employees and agents and the inventors named in any Licenced Patents (the “CRT Indemnities”) from and against any and all claims, demands, losses, causes of action, damages and expenses (including without limitation, legal fees) arising from or in connection with such proceedings.

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7.11	Prior to commencing any proceedings pursuant to Clause 7.10, the Licencee shall (or shall procure that its Sub-Licencee shall) enter into a separate agreement with CRT pursuant to which the Licencee (or the Sub-Licencee if applicable) shall indemnify the CRT Indemnitees in respect of any and all potential Third Party claims, demands, losses, damages, costs and expenses (including, without limitation, legal fees) which might arise directly or indirectly as a consequence of such proceedings being concluded successfully or unsuccessfully (including without limitation any anti-trust proceedings commenced by a Third Party (for example, alleging that the price of any Licenced Product has been kept artificially high through the maintenance of Patent Rights which are invalid and/or unenforceable for any reason)).

7.12	If the Licencee does not exercise its right to bring proceedings pursuant to Clause 7.10 within sixty (60) days of the written notification pursuant to Clause 7.9 or such longer period as may be agreed by the Parties then CRT shall be entitled, but not obliged to bring such proceedings at its own cost. If necessary, (including to recover damages), the Licencee shall join in such proceedings. Any monies recovered in such proceedings shall first be used to reimburse the Parties for any costs incurred and the remainder shall be allocated [***]. In any such proceedings the Licencee shall promptly provide CRT with all documents and assistance as CRT may reasonably require and CRT shall promptly provide the Licencee with notice of such proceedings.

7.13	The Parties shall, at the request of either of them and at the expense of the requesting Party but for no further consideration, enter into such confirmatory patent licences relating to the Licenced Patents, substantially in the form set out in Schedule 4, as may be necessary or desirable in accordance with the relevant law and practice in each country in the Territory for registration at the relevant patent offices so that this Agreement need not be registered or recorded unless the Parties are required to do so by law. If there are any inconsistencies between the terms of any such confirmatory patent licence and the provisions of this Agreement, this Agreement shall prevail.

7.14	With respect to each Licenced Product, the Licencee shall, to the extent consistent with Commercially Reasonable Efforts, at the time of receipt of the relevant Regulatory Approval, or such other time as appropriate, apply for a Supplementary Protection Certificate, patent term extension and/or any other exclusivity in respect of such Licenced Product. At the Licencee’s reasonable request and sole cost, CRT will provide reasonable assistance to the Licencee in connection with any such applications.

8.	WARRANTY

8.1	CRT warrants to the Licencee that:

8.1.1	it has the legal capacity to enter into this Agreement;

8.1.2	at the Effective Date, it is the legal, beneficial and registered owner of the Licenced Patents;

8.1.3	it has not and will not enter into any agreement which prevents it from fulfilling its obligations under, or is otherwise inconsistent with, this Agreement;

8.1.4	it has complied and shall comply with the Bribery Act 2010 in connection with the Agreement; and

8.1.5	no claim has been issued and served, or written threat of a claim or litigation made by any person, against CRT that alleges the Licenced Patents are invalid or unenforceable, and CRT has not issued a claim against a Third Party alleging, or alleged in writing, that a Third Party is infringing or has infringed or misappropriated the Licenced Patents or the Licenced Know How.

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8.2	The Licencee warrants to CRT that:

8.2.1	it has the legal capacity to enter into this Agreement.

8.3	Each Party acknowledges that, in entering into this Agreement, it does not do so in reliance on any warranty or other provision except as expressly provided in this Agreement, and all conditions, warranties, terms and undertakings implied by statute, common law or otherwise are excluded from this Agreement to the fullest extent permissible by law.

8.4	Without limiting the scope of Clause 8.3, save as expressly set out at Clause 8.1, CRT does not give any warranty, representation or undertaking in relation to the Licenced Intellectual Property, including any warranty, representation or undertaking:

8.4.1	as to the efficacy, usefulness, completeness or accuracy of the Licenced Intellectual Property; or

8.4.2	that it owns all necessary property and other rights in the Licenced Intellectual Property; or

8.4.3	that any of the Licenced Patents is or will be valid or subsisting or that any of the applications within the Licenced Patents will proceed to grant; or

8.4.4	that the use of any Licenced Intellectual Property, including without limitation any invention claimed in a Licenced Patent, or the exercise of any rights granted under this Agreement will not infringe the intellectual property or other rights of any other person.

8.5	CRT’s aggregate liability for breach of one or more of the warranties in this Clause 8 shall be limited to [***].

9.	INDEMNITY

9.1	The Licencee shall indemnify, defend and hold harmless Indemnified Parties from and against any and all third party claims, demands, losses, damages, costs and expenses (including reasonable legal fees) arising from or in connection with the exercise by the Licencee or a Sub-Licencee of the rights granted in Clause 2.1 or the actions of the Licencee, a Sub-Licencee or an Affiliate of either of them in relation to a Licenced Product, except to the extent any such claims, demands, losses, damages and expenses arise from the negligent or wilful actions or inactions of misconduct by any Indemnified Party.

9.2	Promptly after receipt by CRT of any claim or alleged claim or notice of the commencement of any action, administrative or legal proceeding, or investigation to which the indemnity provided for in this Clause 9 may apply, CRT shall give written notice to the Licencee of such fact and the Licencee shall have the option to assume the defence thereof by election in writing within thirty (30) days of receipt of CRT’s notice. If the Licencee fails to make such election, the Indemnified Party may assume such defence and the Licencee will be liable for the reasonable legal and other expenses consequently incurred in connection with such defence. The Parties will co-operate in good faith in the conduct of any defence, will provide such reasonable assistance as may be required to enable any claim to be defended properly and the Party with conduct of the action shall promptly provide to the other Party copies of all correspondence and documents and notice in writing of the substance of all oral communications relating to such action.

9.3	Should the Licencee assume conduct of the defence:

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9.3.1	the Indemnified Party may retain separate legal advisers, at its sole cost and expense save that if the Licencee denies the applicability of the indemnity or reserves its position in relation to the same, the indemnity in this Clause 9 shall extend to the Indemnified Party’s costs and expenses so incurred; and

9.3.2	the Licencee will not, except with the written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditions or delayed, consent to the entry of any judgment or enter into any settlement provided always, that if the Indemnified Party shall not consent to such entry of judgment or settlement, the amount which the Indemnified Party shall be entitled to recover from the Licencee pursuant to this Clause 9 shall be limited to the amount for which the action would otherwise have been settled or compromised; and

9.3.3	CRT and any other Indemnified Party shall not admit liability in respect of, or compromise or settle any such action without the prior written consent of the Licencee, such consent not to be unreasonably withheld, conditioned or delayed; and

9.3.4	Licencee shall not be responsible for or bound by any settlement made by CRT in breach of Clause 9.3.3, provided, that,

9.3.5	Notwithstanding the foregoing, the Licencee may, without the consent of the Indemnified Party, settle a third party claim solely to the extent such settlement is strictly monetary in nature, places no further obligations or penalties on the Indemnified Parties and the Licencee includes a release in the settlement agreement to absolve the Indemnified Parties from any and all liabilities arising out of the settled claims.

10.	INSURANCE

10.1	Reasonably prior to Commencement of a Phase I Trial, the Licencee shall put in place and thereafter maintain, at its own cost, comprehensive product liability insurance and general commercial liability insurance through a reputable insurance company. At CRT’s request, the Licencee shall: (i) ensure that CRT’s interest as co-assured be noted on the policy or policies; and (ii) provide CRT with a certificate evidencing the coverage required hereby, and the amount thereof and the noting of CRT’s interest. Such insurance shall be maintained for not less than three (3) years following the expiration or termination of this Agreement for any reason or if such coverage is of the “claims made” type, for five (5) years following the expiration or termination of this Agreement for any reason.

11.	LIMITATION OF LIABILITY

11.1	Subject to Clause 11.3, neither Party, nor the Charity nor any collaborating academic institutions nor their respective directors, officers, employees and agents shall have any liability under or in connection with this Agreement whether under statute or in tort (including negligence), contract or otherwise in respect of: (i) any consequential or indirect loss; and/or (ii) any loss of goodwill, opportunity, profit or contract, in either case even if advised in advance of the possibility of such losses.

11.2	Subject to Clauses 8.5 and 11.3, in no event shall the liability of CRT under this Agreement exceed [***] in aggregate for any and all claims.

11.3	Nothing in this Agreement shall be construed as excluding or limiting the liability of any person for any liability which cannot be limited or excluded by law.

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12.	CONFIDENTIALITY

12.1	Each Party (the “Receiving Party”) undertakes to the other Party (the “Disclosing Party”) that it shall keep, and it shall procure that its and its Affiliates’ respective directors, officers, employees and agents, and CRT Reviewers (collectively, “Representatives”) shall keep, secret and confidential all Confidential Information of the Disclosing Party and shall not publish or disclose the same or any part of the same to any person whatsoever other than:

12.1.1	in the case of the Licencee to: (i) Sub-Licencees and Third Party Service Providers, subject to compliance with Clauses 2.4.4 and 16.3 respectively; (ii) Competent Authorities in the Territory as necessary in communications relating to the Licenced Products; and (iii) potential Sub-Licencees, potential Third Party Service Providers, potential and actual investors or acquirers, and advisors provided that any such persons have agreed to be bound by a legal obligation of confidentiality no less restrictive than that set forth in this Clause 12 and any disclosure or use of Confidential Information by any such person which would constitute a breach of this Agreement if done by the Licencee will be deemed to be a breach of this Agreement by the Licencee, who will be liable to CRT accordingly;

12.1.2	in the case of each Party, to its Representatives directly or indirectly concerned in the exercise of the rights granted under this Agreement; and

12.1.3	in the case of CRT, to CRT Reviewers.

12.2	Each Party shall ensure that each of its Representatives to whom any Confidential Information is disclosed shall previously have been informed of the confidential nature of the Confidential Information and shall have agreed to be bound by a legal obligation of confidentiality no less restrictive than that set forth in this Clause 12.

12.3	The provisions of Clauses 12.1, 12.2 and 12.3 shall not apply to Confidential Information which the Receiving Party can demonstrate by reference to written records to have come into its possession other than under an obligation of confidence to the Disclosing Party or to a third party;

12.3.1	enters the public domain otherwise than through a breach of any obligation of confidentiality owed to the Disclosing Party; or

12.3.2	the Receiving Party can prove it has independently developed without direct or indirect access to any of the Disclosing Party’s Confidential Information.

12.4	The Receiving Party may disclose Confidential Information to the extent that such disclosure is:

12.4.1	necessarily required of the Receiving Party by order of a Competent Authority or otherwise by applicable law; provided, that the Receiving Party shall, to the extent practicable, first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash any such order or obtain a protective order requiring that the Confidential Information the subject of such order be held in confidence by such Competent Authority or, if disclosed, be used only for the purpose for which the order was issued; and provided further that if such order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such order shall be limited to that information that is legally required to be disclosed in response to such order;

12.4.2	made by the Receiving Party to a patent or regulatory authority as may be necessary or useful for the purposes of obtaining or enforcing a Licenced Patent (consistent with the terms and conditions of Clause 7) or obtaining or maintaining a Regulatory Authorisation, provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available; or

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12.4.3	required with regard to the disclosure requirements of a national securities exchange or other stock market or of a related regulatory body on which the Receiving Party’s securities are or are proposed to be traded, provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available.

12.5	Insofar as the Receiving Party believes that any of the provisions of Clause 12.3.1, 12.3.2 or 12.3.3 apply to Confidential Information, it shall notify the Disclosing Party at the earliest opportunity.

12.6	The Receiving Party agrees that the disclosure of the Disclosing Party’s Confidential Information without the express written consent of the Disclosing Party may cause irreparable harm to the Disclosing Party, and that any breach or threatened breach of this Agreement by the Receiving Party may entitle the Disclosing Party to injunctive relief, in addition to any other legal remedies available to it, in any court of competent jurisdiction.

12.7	The provisions of this Clause 12 shall remain in force for a period of ten (10) years from the expiry or termination of this Agreement.

13.	TERM AND TERMINATION

13.1	This Agreement will become effective on the Effective Date. Subject to the provisions of this Clause 13 it will remain effective, on a Licenced Product-by-Licenced Product, in each country of the Territory until expiry of the obligation upon the Licencee to pay royalties in relation to that country and Licenced Product pursuant to Clause 4.5 and 4.6 of this Agreement. Upon expiration of this Agreement with respect a given Licenced Product and country, (i) the Licence granted to the Licencee hereunder with respect to such Licenced Product and country shall become fully paid-up, perpetual and irrevocable, and (ii) Net Sales associated with such Licenced Product and country shall no longer be considered for purposes of calculating royalty tiers or commercial milestones.

13.2	Without prejudice to any other rights of the Parties, this Agreement may be terminated by notice in writing:

13.2.1	by either Party forthwith if the other Party is in material breach of this Agreement and fails to remedy the breach within ninety (90) Business Days of written notice containing full particulars of the breach and requiring it to be remedied; provided, that, if such breach only affects either the Topical Licenced Product or the Non-Topical Licenced Product, then termination pursuant to this Clause 13.2.1 shall only be with respect to the affected Licenced Product and this Agreement shall remain in full force and effect with respect to the other Licenced Product (and the effects of termination shall be applied accordingly); or

13.2.2	by the Licencee on thirty (30) days written notice to CRT; or

13.2.3	by CRT forthwith if a voluntary arrangement is proposed or approved or an administration order is made, or a receiver or administrative receiver is appointed of any of the Licencee’s assets or undertakings or a winding-up resolution or petition is passed (otherwise than for the purpose of solvent reconstruction or amalgamation) or if any circumstances arise which entitle a court or a creditor to appoint a receiver, administrative receiver or administrator or make a winding-up order or similar or equivalent action is taken against or by the Licencee by reason of its insolvency or in consequence of debt or if it appears in the reasonable opinion of CRT that the Licencee has ceased, or is likely to cease, trading, and the foregoing action is not retracted or withdrawn within sixty (60) days; or

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13.2.4	by CRT upon sixty (60) days written notice to the Licencee, if the Licencee, a Sub-Licencee or an Affiliate of either of them challenges the validity of any of the Licenced Patents and does not cease such challenge during such sixty (60) day notice period; provided, that if a Sub-Licencee undertakes such an action and the Licencee terminates the relevant sub-Licence agreement, then CRT shall not be permitted to terminate this Agreement in connection with such challenge; or

13.2.5	by CRT forthwith in the event of a change of Control of the Licencee where the new Controlling party is a Tobacco Party; or

13.2.6	by CRT upon forty-five (45) days written notice to the Licencee if the Licencee:

(a)	discontinues the development (including prosecuting application for Regulatory Authorisation) of all Licenced Products and no Licenced Product is being commercialized; or

(b)	having obtained Regulatory Authorisation for Licenced Product in some or all of the Major Markets, ceases to use best efforts to actively market and sell all Licenced Product under such Regulatory Authorisation; or

(c)	ceases to carry on business in the Field; or

(d)	fails to raise all monies pursuant to Clause 3.5, 13.2.7 in accordance with Clause 3.6.

13.3	Without prejudice to any other rights of the Parties, if the Licencee fails to comply with the performance obligations pursuant to Clause 3.1 and Clause 3.5 in relation to the development and commercialisation of Topical Licenced Products or Non-Topical Licenced Products, the licence granted pursuant to Clause 2.1 to develop and commercialise Topical Licenced Products or Non-Topical Licenced Products may be terminated by CRT upon thirty (30) days written notice (to be given in CRT’s sole discretion) in writing to the Licencee, and in accordance with Clause 3.6. For the avoidance of doubt, in the event of any conflict or ambiguity between the provisions of Clause 13.2.1 and this Clause 13.3, the provisions of this Clause 13.3 shall take control and precedence.

14.	EFFECTS OF TERMINATION

14.1	Upon the termination of this Agreement in its entirety for any reason or upon the termination of the Licence pursuant to Clause 13.2 for any reason:

14.1.1	payment of royalties and all other sums due to CRT shall become payable to CRT immediately upon notice of termination of this Agreement;

14.1.2	the Licencee shall, within thirty (30) days of notice of termination of this Agreement provide CRT with a final written statement detailing, in respect of the time elapsed since the last report under Clause 5.8, the matters set out in Clause 5.8;

14.1.3	the Licencee shall consent to the revocation of any confirmatory patent licence relating to the Licenced Patents granted pursuant to Clause 7.13 and the cancellation of the registration of any such licence in any register;

14.1.4	the Licencee shall promptly transfer to CRT (or any person nominated by CRT), at CRT’s reasonable expense, any and all documents and information in the Licencee’s control or possession relating to the Licenced Patents and CRT may assume responsibility for the Licenced Patents’ IP Strategy;

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14.1.5	the licences granted to the Licencee pursuant to Clause 2 shall terminate forthwith and the Licencee shall (and shall procure that its Sub-Licencees and Affiliates shall) immediately cease to exploit the Licenced Intellectual Property in any way, either directly or indirectly, except as necessary to perform its obligations under this Clause 14.1;

14.1.6	the Licencee shall have the right to sell any inventory of Licenced Product for a period of twelve (12) months (and subject to all applicable obligations under this Agreement) and thereafter shall, at the request of CRT and option of Licencee, transfer to CRT such quantities of Licenced Product and Licenced Materials as is in the Licencee’s control ;

14.1.7	in the event that CRT desires to proceed with the development and/or exploitation of any Licenced Products it shall provide written notice thereof to Licencee and:

(a)	the Licencee hereby grants to CRT a perpetual, irrevocable, sub-licensable, worldwide licence to research, develop, make, have made, market, use and sell Licenced Products falling within the scope of the Arising Intellectual Property. Such licence shall be exclusive in respect of any Arising Intellectual Property that specifically relates to Licenced Products (“Exclusive Arising Intellectual Property”) and otherwise non-exclusive;

(b)	CRT shall be solely responsible for the Arising Patents’ IP Strategy and Arising Patents’ Patent Costs of all Arising Patents comprised within the Exclusive Arising Intellectual Property (CRT shall be entitled to treat all such expenses as Expenses);

(c)	the Licencee shall, at CRT’s request, transfer to CRT (or its nominee) as soon as practicable any Regulatory Authorisations, Price Approvals and other permits and applications relating to Licenced Products;

(d)	the Licencee shall within one (1) month of the date of termination of this Agreement transfer to CRT (or CRT’s nominee) all Exclusive Arising Intellectual Property, and copies of all any documents and information within the Licencee’s control relating to the filing and prosecution of any Patents comprised in Exclusive Arising Intellectual Property; and

(e)	the Licencee shall be entitled to receive a share of any Net Revenue to be negotiated in good faith between the Parties. Such share shall be determined having regard to the development stage which the Licencee (or its Sub-Licencee) has reached at the date of termination in respect of the Licenced Product.

14.2	Upon the termination of a licence pursuant to Clause 13.3 for any reason:

14.2.1	the Licencee hereby grants to CRT an exclusive perpetual, irrevocable, sub-licensable, worldwide licence to research, develop, make, have made, market, use and sell Topical Licenced Products or Non-Topical Licenced Products falling within the scope of the Exclusive Arising Intellectual Property and otherwise non-exclusive;

14.2.2	CRT shall be solely responsible for the Licenced Patents’ IP Strategy related to Topical Licenced Products or Non-Topical Licenced Products;

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14.2.3	the Licencee shall discuss the Arising Patents’ IP Strategy related to Topical Licenced Products or Non-Topical Licenced Products with CRT and shall take into consideration all comments received from CRT in respect thereof;

14.2.4	if subsequently CRT enters into a licence with a Third Party to commercialise the Licenced Patents and/or Arising Patents related to Topical Licenced Products or Non-Topical Licenced Products, the Parties will meet to discuss reimbursement of Patent Costs on a pro rata basis.

14.2.5	if subsequently CRT enters into a licence with a Third Party to commercialise the Licenced Patents and/or Arising Patents related to Topical Licenced Products or Non-Topical Licenced Products, the Licencee shall be entitled to receive a share of any Net Revenue to be negotiated in good faith between the Parties. Such share shall be determined having regard to the development stage which the Licencee (or its Sub-Licencee) has reached at the date of termination in respect of the Topical Licenced Products or Non-Topical Licenced Products.

14.3	The termination of this Agreement howsoever arising or termination of the Licence pursuant to any of the provisions of Clause 13 will be without prejudice to the rights and duties of either Party accrued prior to termination. The following Clauses will continue to be enforceable notwithstanding termination: Clauses 1, 2.3, 2.4.1, 6, 7.11, 9, 10, 11, 12, 14 and 17 to 26 inclusive.

15.	FORCE MAJEURE

15.1	If a Party is unable to carry out any of its obligations under this Agreement due to Force Majeure (the “Non-Performing Party”) this Agreement shall remain in effect but the Non-Performing Party’s relevant obligations under this agreement and the relevant obligations of the other Party (“the Innocent Party”) under this Agreement shall be suspended for the duration of the circumstance of Force Majeure provided that:

15.1.1	the suspension of performance is of no greater scope than is required by the Force Majeure;

15.1.2	the Non-Performing Party gives the Innocent Party prompt notice describing the circumstance of Force Majeure, including the nature of the occurrence and its expected duration, and continues to furnish regular reports during the period of Force Majeure;

15.1.3	the Non-Performing Party uses all reasonable efforts to remedy its inability to perform and to mitigate the effects of the circumstance of Force Majeure; and

15.1.4	as soon as practicable after the event which constitutes Force Majeure the Parties shall discuss how best to continue their operations as far as possible in accordance with this Agreement.

15.2	If the Force Majeure continues for three (3) months or more, the Innocent Party may give twenty (20) Business Days written notice to terminate this Agreement to the Non-Performing Party and termination shall occur if the Force Majeure is continuing at the end of that twenty (20) Business Day notice period.

16.	ASSIGNMENT AND SUB-CONTRACTING

16.1	This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and assigns.

16.2	Either Party may assign this Agreement, in whole or in part:

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16.2.1	with the written consent of the other; or

16.2.2	without the consent of the other Party, in whole, to any third party successor to all or substantially all of the assets of its business to which this Agreement relates whether by merger, sale of stock of assets, operation of law or otherwise;

16.2.3	provided that any such successor is not a Tobacco Party.

16.3	The benefit of this Agreement (but, for the avoidance of doubt, not the burden) shall be assignable by CRT in connection with a transaction with an assignee concerning CRT’s income arising under this Agreement.

16.4	The Licencee may not sub-contract its obligations under this Agreement to any person other than an Affiliate of the Licencee or a Third Party Service Provider. The Licencee shall ensure that an appropriate written agreement is put in place with each Third Party Service Provider. Any act or omission of an Affiliate of the Licencee or a Third Party Service Provider which, if it were the act or omission of the Licencee would be a breach of any of the provisions of this Agreement, will be deemed to be a breach of this Agreement by the Licencee who will be liable to CRT accordingly.

17.	NOTICES

17.1	All notices shall be in writing and sent by hand, facsimile, or recorded delivery and shall be deemed to be properly served (i) if sent by hand, when delivered at the relevant address; (ii) if sent by recorded delivery, five (5) Business Days after posting; (iii) if sent by facsimile or email when transmitted, provided a confirmatory copy is sent by post within twenty four (24) hours of transmission, and shall be sent to the following addresses or facsimile numbers or emails as may be amended by the relevant Party in writing:

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18.	VARIATION

18.1	No variation, modification, amendment, extension or release from any provision of this Agreement shall be effective unless it is in writing, signed by both Parties.

19.	ENTIRE AGREEMENT

19.1	Each Party confirms that this Agreement (including all Schedules) represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the Parties with respect thereto.

19.2	Each Party confirms that:

19.2.1	in entering into this Agreement it has not relied on any representation or warranty or undertaking which is not contained in this Agreement; and

19.2.2	in any event, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, neither Party shall be under any liability or shall have any remedy in respect of misrepresentation or untrue statement unless and to the extent that a claim lies under this Agreement.

20.	FURTHER ASSURANCE

20.1	Each Party hereby undertakes to do all such other acts and things, and execute and provide all such documents at the other Party’s request and cost as may be necessary or desirable to give effect to the purposes of this Agreement.

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21.	WAIVER

21.1	No relaxation, forbearance, waiver or indulgence by either Party in enforcing any of the terms or conditions of this Agreement or the granting of time by either Party to the other shall prejudice, affect or restrict the rights and powers of such Party, unless contained in a writing signed by the Party charged with such waiver. The waiver of any breach of any term or any condition of this Agreement shall not be construed as a waiver of any subsequent breach of a term or condition of the same or of a different nature.

22.	SEVERABILITY

22.1	If the whole or any part of this Agreement is or becomes or is declared illegal, invalid or unenforceable in any jurisdiction for any reason (including by reason of the provisions of any legislation and/or by reason of any court or Competent Authority):

22.1.1	in the case of the illegality, invalidity or unenforceability of the whole of this Agreement it shall terminate only in relation to the jurisdiction in question; or

22.1.2	in the case of the illegality, invalidity or unenforceability of a part of this Agreement that part shall be severed from this Agreement in the jurisdiction in question and that illegality, invalidity or unenforceability shall not in any way whatsoever prejudice or affect the remaining parts of this Agreement which shall continue in full force and effect and in no circumstances shall sums paid by the Licencee to CRT under this Agreement be repayable.

22.2	If in the reasonable opinion of either Party any severance under this Clause 22 materially affects the commercial basis of this Agreement, the Parties shall discuss, in good faith, ways to eliminate the material effect.

23.	EXECUTION

23.1	This Agreement may be executed in any one or more number of counterpart agreements each of which, when executed, shall be deemed to form part of and together constitute this Agreement.

24.	ANNOUNCEMENTS AND USE OF NAMES

24.1	Save as provided in Clause 24.2 neither Party shall make, or procure or permit the making of, any form of advertising, press release or other public announcement (including any promotion or publicity on any website or in any company publication) in relation to this Agreement without first obtaining the written approval of the other Party to any such release or announcement.

24.2	Any Party may make an announcement with respect to this Agreement or any ancillary matter if required by law or the regulations of any stock exchange to which it is subject, without the other Party’s consent provided it has used reasonable endeavours in the time available to consult with the other Party on the terms of any such announcement beforehand.

24.3	Neither Party shall use the name, logo or marks of the other (including in the case where the other is CRT, that of the Charity (or its successor)) other than as provided in Clause 24.1 and 24.2 without the prior written consent of that Party which shall be at that Party’s sole discretion.

25.	DISPUTE RESOLUTION AND GOVERNING LAW

25.1	In the event that a determination of the Expert is sought under this Agreement:

25.1.1	the opinion of that Expert (who shall act as an expert and not as an arbitrator) shall be final and binding on the Parties;

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25.1.2	each Party shall make written submissions to the Expert and to the other Party within sixty (60) Business Days of the Expert’s appointment;

25.1.3	each Party shall have thirty (30) Business Days to respond to the other Party’s submissions;

25.1.4	the Parties shall request that the Expert deliver his opinion within a further thirty (30) Business Days; and

25.1.5	the costs associated with the appointment of the Expert shall be borne in such proportions as the Expert may determine to be fair and reasonable in all the circumstances or, if no such determination is made by the Expert, by the Parties in equal proportions.

25.2	It shall be a condition precedent to the commencement of any action in court or other tribunal (save an action for an interim injunction) in respect of any dispute relating to this Agreement that the Parties have sought to resolve the dispute by either Party notifying the other Party in writing for resolution to the Executive Officers who shall meet (whether in person or via teleconference) within sixty (60) days of such notice to seek resolution in good faith. If the Executive Officers are unable to resolve the dispute at such meeting, either Party may pursue any remedy available to such Party at law or in equity, subject to the terms and conditions of this Agreement.

25.3	This Agreement shall be governed by and construed in accordance with the laws of England and Wales and the Parties agree, subject to Clauses 25.1 and 25.2, to submit to the exclusive jurisdiction of the English courts in respect of any dispute arising out of or in connection with this Agreement (except in respect of disputes under Clause 12 where jurisdiction is non-exclusive).

26.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

26.1	Save that the Charity may enforce Clauses 9.1, 11.1 and 24.3, and the Charity and CRT Indemnities and their respective officers, employees and agents may enforce Clauses 9.1 and 11.1, no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement. Notwithstanding the provisions of this Clause 26, the Parties shall be entitled to amend, suspend, cancel or terminate this Agreement or any part of it in accordance with Clause 18, without the consent of any Third Party including those referred to in this Clause 26.

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The Parties hereby execute this Agreement by their duly authorised representatives:

For CANCER RESEARCH TECHNOLOGY LIMITED

Signature:________________________________________

Name: __________________________________________

Title:____________________________________________

For Varian Biopharma LLC

Signature:________________________________________

Name:___________________________________________

Title: ___________________________________________

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SCHEDULE 1

LICENCED PATENTS

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1

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SCHEDULE 2

LICENCED KNOW HOW

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1

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SCHEDULE 3

LICENCED MATERIALS

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1

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SCHEDULE 4

CONFIRMATORY PATENT LICENCE

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2

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Schedule 5

Development plan

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1

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SCHEDULE 6

FUNDRAISING PLAN

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